Exhibit 99.1

Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

FOR IMMEDIATE RELEASE

Lennar Reports 31% Increase in Net Earnings for First Quarter 2004

Financial Highlights

First Quarter

•	Record revenues of $1.9 billion - up 16%

•	Record EPS of $0.84 per share - up 24%

•	Gross margin % on sales of homes of 22.5% - up 70 basis points

•	Record homebuilding operating earnings of $229.4 million - up $71.3 million

•	Financial services operating earnings of $23.0 million - down $11.4 million

•	Net debt to total capital decreased from 36.2% to 23.1%

•	Return on net capital of 22.5%

•	Record new orders of 8,704 - up 30%

•	Record backlog dollar value of $4.5 billion - up 30%

2004 Goal

•	Fiscal 2004 EPS goal increased to $5.30 from $5.25 per share

Miami, March 16, 2004 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported earnings for its first quarter ended February 29, 2004. First quarter net earnings in 2004 were $139.3 million, or $0.84 per share diluted, compared to net earnings of $106.3 million, or $0.68 per share diluted, in 2003.

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Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “We are pleased to report another record quarter of revenues and earnings. We are even more pleased with our record new orders and record backlog, both growing 30% over last year, closing the acquisition of The Newhall Land and Farming Company and improving prospects for our financial services operations - all combining to set us up for another record year in 2004 and positioning us well for 2005 and beyond.”

Mr. Miller continued, “Three basic concepts will help support and possibly expand future earnings: First, Homebuilding Industry Fundamentals - Positive demographic trends, favorable interest rates and supply constraints continue to drive the underpinnings of a strong housing market. Second, Strong Gross Margins - Gross margins remain strong for the industry in general and for Lennar in particular. As demand exceeds supply in strategic markets, pricing power continues to enhance margins. While price increases may be somewhat offset by increases in lumber and other materials costs, in the long-term, we, as well as others in the industry, continue to use our size to reduce costs overall while also improving quality. Third, Industry Consolidation - We continue to target unique opportunities within the industry by increasing market share organically and by the consolidation of small and large homebuilders. Consolidation results in greater cost savings, increased access to the capital markets and growth of ancillary services.”

“Additionally, we remain a growth-focused company and, therefore, we employ a diversified growth strategy to enhance future opportunities for our Company. Our diversified growth strategy focuses on organic growth augmented by strategic acquisitions to capitalize on market inefficiencies. One exciting example of this strategy is our previously announced and now closed acquisition, through a joint venture, of The Newhall Land and Farming Company, located in Los Angeles County, California. This unique transaction gives us access to well-positioned, owned or controlled homesites in one of the most supply-constrained markets in the country. This strategic opportunity will not only allow us to enhance our existing homebuilding operations in Los Angeles County, but will also give us the opportunity to establish a dual marketing division in this land-constrained market which should further enhance our return on capital.”

Mr. Miller concluded, “The combination of our excellent land position and record-level $4.5 billion backlog gives us confidence to meet our goal of 37,000 deliveries in 2004. This position also allows us to maximize our pricing power by slowing our sales pace to match our construction pace. Given the continued strength in our program and assuming overall housing and general economic conditions remain consistent with current trends, we are comfortable increasing our 2004 earnings per share goal to $5.30 from $5.25 per share.”

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RESULTS OF OPERATIONS

THREE MONTHS ENDED FEBRUARY 29, 2004 COMPARED TO

THREE MONTHS ENDED FEBRUARY 28, 2003

Homebuilding

Revenues from sales of homes increased 15% in the first quarter of 2004 to $1.7 billion from $1.4 billion in 2003. Revenues were higher due primarily to a 15% increase in the number of home deliveries. New home deliveries increased to 6,495 homes in the first quarter of 2004 from 5,642 homes last year. In the first quarter of 2004, new home deliveries were higher in each of the Company’s regions, compared to 2003. The average sales price on homes delivered increased to $256,000 in the first quarter of 2004 from $255,000 in 2003.

Gross margins on home sales were $373.8 million, or 22.5%, in the first quarter of 2004, compared to $314.2 million, or 21.8%, in 2003. Margins were positively impacted by a greater improvement in each of the Company’s regions, with the largest increases in the East and West Regions, combined with lower interest costs due to a lower debt leverage ratio while the Company continued to grow.

Selling, general and administrative expenses as a percentage of revenues from home sales were 12.2% in the first quarter of 2004, compared to 12.1% in 2003.

Gross profits on land sales totaled $35.6 million in the first quarter of 2004, compared to $4.4 million in 2003. Profits were positively impacted by each of the Company’s regions, with a strong contribution from the Company’s West Region. Equity in earnings from unconsolidated partnerships was $5.3 million in the first quarter of 2004, compared to $8.6 million last year. Management fees and other income, net totaled $18.0 million in the first quarter of 2004, compared to $5.4 million in 2003. Land sales, equity in earnings from unconsolidated partnerships and management fees and other income, net may vary significantly from quarter to quarter depending on the timing of land sales and other transactions by the Company and unconsolidated partnerships in which it has investments.

Financial Services

Operating earnings for the Financial Services Division were $23.0 million in the first quarter of 2004, compared to $34.3 million last year. The decline in operating earnings in 2004 was primarily due to a decrease in refinance transactions, which resulted in reduced profitability from the Division’s mortgage and title operations, compared to 2003.

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Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.5% in the first quarter of 2004, compared to 1.4% last year.

Other Information

Earnings per share amounts and average shares outstanding for 2003 have been adjusted to reflect the effect of the Company’s April 2003 10% Class B common stock distribution and January 2004 two-for-one stock split. Additionally, diluted earnings per share for the first quarter of 2004 included 9.0 million shares related to the Company’s 5.125% contingent convertible debt securities. These shares were not included in diluted earnings per share in the first quarter of 2003 because the contingencies were not met.

Prior year amounts contain reclassifications to conform to the 2004 presentation. These reclassifications had no impact on reported net earnings. In the three months ended February 28, 2003, homebuilding results reflect reclassifications that have been made to interest expense (now included in cost of homes sold and cost of land sold), equity in earnings from unconsolidated partnerships and management fees and other income, net.

Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation’s leading builders of quality homes for all generations, building affordable, move-up and retirement homes. Under the Lennar Family of Builders banner, the Company includes the following brand names: Lennar Homes, U.S. Home, Greystone Homes, Village Builders, Renaissance Homes, Orrin Thompson Homes, Lundgren Bros., Winncrest Homes, Patriot Homes, NuHome, Barry Andrews Homes, Concord Homes, Cambridge Homes, Coleman Homes and Rutenberg Homes. The Company’s active adult communities are primarily marketed under the Heritage and Greenbriar brand names. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others. Its Strategic Technologies Division provides high-speed Internet access, cable television and alarm installation and monitoring services to residents of the Company’s communities and others. Previous press releases may be obtained at www.lennar.com.

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Some of the statements contained in this press release are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which the statements anticipate. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “guidance,” “goal,” “visibility,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Factors which may affect the Company’s results include, but are not limited to, changes in general economic conditions, the market for homes and prices for homes generally and in areas where the Company has developments, the availability and cost of land suitable for residential development, materials prices, labor costs, interest rates, consumer confidence, competition, terrorist acts or other acts of war, environmental factors and government regulations affecting the Company’s operations. See the Company’s Annual Report on Form 10-K for the year ended November 30, 2003 for a further discussion of these and other risks and uncertainties applicable to the Company’s business.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 AM Eastern time on Wednesday, March 17, 2004. The call will be broadcast live over the Internet and can be accessed through the Company’s web site at www.lennar.com. A replay of the conference call will be available later that day by calling 320-365-3844 and entering 723412 as the confirmation number.

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LENNAR CORPORATION

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	February 29, 2004	February 28, 2003 (1)
Revenues:
Homebuilding	$1,757,382	1,472,335
Financial services	105,525	128,135

Total revenues	$1,862,907	1,600,470

Homebuilding operating earnings	$229,381	158,111
Financial services operating earnings	22,995	34,345
Corporate general and administrative expenses	28,678	21,664

Earnings before provision for income taxes	223,698	170,792
Provision for income taxes	84,446	64,474

Net earnings	$139,252	106,318

Average shares outstanding:
Basic	155,528	141,266
Diluted	167,905	157,752

Earnings per share:
Basic	$0.90	0.75
Diluted	$0.84	0.68

Supplemental information:
Interest incurred (2)	$31,532	32,943
EBIT (3):
Earnings before provision for income taxes	$223,698	170,792
Interest	25,363	30,202

EBIT	$249,061	200,994

(1)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.
(2)	Homebuilding interest incurred is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(3)	EBIT is a non-GAAP financial measure derived by adding back previously capitalized interest amortized to cost of sales that was reflected in earnings before provision for income taxes.

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LENNAR CORPORATION

Homebuilding Segment Information

(In thousands)

(Unaudited)

	Three Months Ended
	February 29, 2004	February 28, 2003 (1)
Revenues:
Sales of homes	$1,663,097	1,440,159
Sales of land	94,285	32,176

Total revenues	1,757,382	1,472,335

Costs and expenses:
Cost of homes sold	1,289,299	1,125,937
Cost of land sold	58,652	27,790
Selling, general and administrative	203,363	174,529

Total costs and expenses	1,551,314	1,328,256

Equity in earnings from unconsolidated partnerships	5,277	8,602
Management fees and other income, net	18,036	5,430

Operating earnings	$229,381	158,111

(1)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.

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LENNAR CORPORATION

Summary of Deliveries, New Orders and Backlog By Region

(Dollars in thousands)

(Unaudited)

	At or for the Three Months Ended
	February 29, 2004	February 28, 2003
Deliveries:
East	2,176	1,728
Central	1,989	1,854
West	2,489	2,248

Total	6,654	5,830

Of the deliveries listed above, 159 deliveries relate to unconsolidated partnerships for the three months ended February 29, 2004 compared to 188 deliveries last year.

New Orders:
East	3,340	2,591
Central	2,219	2,104
West	3,145	2,016

Total	8,704	6,711

Of the new orders listed above, 321 new orders relate to unconsolidated partnerships for the three months ended February 29, 2004 compared to 185 new orders last year.

Backlog - Homes:
East	7,285	5,692
Central	2,646	2,963
West	5,867	4,383

Total	15,798	13,038

Of the homes in backlog listed above, 1,255 homes in backlog relate to unconsolidated partnerships at February 29, 2004, compared to 442 homes in backlog at February 28, 2003.

Backlog Dollar Value (including unconsolidated partnerships)	$4,516,797	3,468,002

Lennar’s market regions consist of homebuilding divisions in the following states:

East:	Florida, Maryland, Virginia, New Jersey, North Carolina and South Carolina
Central:	Texas, Illinois and Minnesota
West:	California, Colorado, Arizona and Nevada

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LENNAR CORPORATION

Supplemental Data

(Dollars in thousands)

(Unaudited)

	February 29, 2004	February 28, 2003
Senior notes and other debts payable	$1,531,846	1,826,790
Less: cash and cash equivalents	545,522	500,227

Net homebuilding debt	986,324	1,326,563

Net homebuilding debt	986,324	1,326,563
Stockholders’ equity	3,278,490	2,333,789

Total capital	4,264,814	3,660,352

Net debt to total capital (1)	23.1%	36.2%

(1)	Net debt to total capital consists of net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders’ equity).